                                                                    EXHIBIT 12.1

                       DOUBLECLICK INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                      YEAR ENDED DECEMBER 31,        SIX MONTHS
                                                                  -------------------------------      ENDED
                                                                    1996       1997       1998     JUNE 30, 1999
                                                                  ---------  ---------  ---------  --------------
                                                                                  (IN THOUSANDS)
Pre-tax loss from continuing operations:........................  $   3,192  $   8,356  $  18,173    $   12,536
Fixed charges:
  Interest expense:.............................................         91        341         75         3,337
  Interest component of rent expenses on operating leases:......        162        194        466           726
  Total fixed charges:..........................................  $     253  $     535  $     541    $    4,063
                                                                  ---------  ---------  ---------       -------
Ratio of Loss to Fixed Charges..................................         --(a)        --(a)        --(a)           --(a)
                                                                  ---------  ---------  ---------       -------
                                                                  ---------  ---------  ---------       -------

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(a) As a result of the loss incurred for the years ended 1996, 1997, and 1998 and for the six months ended June 30, 1999, the ratio coverage was less than 1:1 as DoubleClick was unable to cover the indicated fixed charges. DoubleClick must generate additional earnings of $2,939, $7,821 and $17,632 for the years ended 1996, 1997 and 1998, respectively, and $8,473 for the six months ended June 30, 1999, to achieve a coverage of 1:1.